EXHIBIT 99.1
                                                                    ------------

                      FEDERAL DEPOSIT INSURANCE CORPORATION

          Attn: Registration, Disclosure and Securities Operations Unit
                             Division of Supervision
                                55017th St., N.W.
                             Washington, D.C., 20429

                                  FORM 10-KSB

(Mark one)
      [X]       ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                   For the Fiscal Year ended December 31, 2004

      [_]        TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                        For the transition period from        to

                        FDIC Certificate Number 35378 - 1

                                   VALLEY BANK
         ---------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

          Connecticut                                    06-1522403
---------------------------------------        ---------------------------------
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                       Identification No.)

Four Riverside Avenue,  Bristol,  CT                       06010
---------------------------------------        ---------------------------------
(Address of principal executive offices)                 (Zip Code)

        Bank's telephone number including area code    (860) 582-8868
                                                   -----------------------------

Securities registered under Section 12(b) of the Act:
                        None

Securities registered under Section 12(g) of the Act:
                        Title of Class:  Common Stock, No Par Value
                        Name of exchange on which registered:  None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for
the past 90 days   Yes  X   No   .
                       ---    ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained, statements incorporated by reference in Part III of this Form 10-KSB or any amendment of this Form 10-KSB. ( )

The aggregate market value of the Common Stock held by non-affiliates of the registrant as of March 21, 2005 is $13.7 million based on a price of $12.70 per share.

Indicate the number of shares outstanding of each of the registrant's classes of common equity, as of the latest practiceable date.

Common stock,  no par value                                  1,076,082
---------------------------                        -----------------------------
          Class                                    Outstanding at March 21, 2005

DOCUMENTS INCORPORATED BY REFERENCE
Portions of the Bank's Proxy Statement for its 2004 Meeting of Shareholders ("Proxy Statement") are incorporated by reference in Part III. The Proxy Statement is attached hereto as Exhibit A.

Traditional Small Business Disclosure Format:   Yes  X   No   .
                                                    ---    ---

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004


                                                 TABLE OF CONTENTS

PART I

     Item 1  -  Description of Business ..................................................................1-2

     Item 2  -  Description of Property ....................................................................3

     Item 3  -  Legal Proceedings ..........................................................................3

     Item 4  -  Submission of Matters to a Vote of Security Holders ........................................3

PART II

     Item 5  -  Market for Common Equity and Related Stockholder Matters and Small Business Issuer
                     Purchases of Securities..............................................................3-4

     Item 6  -  Management's Discussion and Analysis of Financial
                     Condition and Results of Operations ................................................4-14

     Item 7  -  Financial Statements (Exhibit B) ..........................................................14

     Item 8  -  Changes In and Disagreements With Accountants on
                    Accounting and Financial Disclosures ..................................................14

     Item 8A - Controls and Procedures ....................................................................15

     Item 8B - Other Information          .................................................................15

PART III

     Item 9  -  Directors, Executive Officers, Promoters and Control
                     Persons; Compliance with Section 16(a) of the Exchange Act ...........................15

     Item 10 -  Executive Compensation ....................................................................15

     Item 11 -  Security Ownership of Certain Beneficial Owners and Management ............................16

     Item 12 -  Certain Relationships and Related Transactions ............................................16

     Item 13 -  Exhibits and Reports on Form 8-K .......................................................16-17

     Item 14 -  Principal Accountant Fees and Services.....................................................17

SIGNATURES..............................................................................................18-19

CERTIFICATIONS..........................................................................................20-24


VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

Item 1 - DESCRIPTION OF BUSINESS

Valley Bank (the "Bank") commenced operations as a Connecticut state-chartered commercial bank on November 15, 1999. The Bank's securities consist of one class, Common Stock with no par value, of which 1,076,082 shares were outstanding, held by approximately 558 shareholders of record, on March 21, 2005. The Bank is an insured bank under the Federal Deposit Insurance Act up to its applicable limits. Like most state-chartered commercial banks in Connecticut, it is not a member of the Federal Reserve System.

The Bank conducts its business from three locations serving the greater Bristol community, its main office at Four Riverside Avenue, Bristol, Connecticut, 06010, a second full-service office at Eight South Main Street in the Terryville section of Plymouth, Connecticut, 06786, and a loan production office at 98 Main Street in Southington, Connecticut, 06489, that opened for business in January 2005.

The Bank is a locally owned, independent commercial bank. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in small business, commercial real estate, residential real estate and consumer loans. In connection with both loans and deposits, the Bank does a substantial amount of business with individuals as well as customers in commercial and professional businesses. The Bank offers safe deposit boxes at both full-service locations, and other customary bank services to its customers. The Bank has drive-up facilities and automated teller machines which are connected to the NYCE, SUM and PLUS networks.

The officers and employees of the Bank have engaged in marketing activities, including the evaluation and development of new products and services, in order to enable the Bank to retain and improve its competitive position in its market. The incremental cost to the Bank for these marketing activities, which occur largely in the course of general duties by such officers and employees, cannot be calculated with any degree of certainty.

The Bank holds no patents, trademarks, licenses, franchises or concessions materially important to the Bank, other than those required or granted by regulatory authorities.

The retail nature of the Bank's operations allows for full diversification of depositors and borrowers. Most of the Bank's deposits are from individuals and small to medium size business-related sources. No material portion of the Bank's loans are concentrated within a single industry or group of related industries. No loans are made to foreign companies or governments. The Bank generally finances real estate within its market area.

At December 31, 2004, the Bank had 34 full time equivalent employees.

The Bank competes with virtually all banks and savings institutions, which offer services in its market area. The Bank directly competes in its service areas with branches of most of Connecticut's largest banks, each of which has greater financial and other resources to conduct

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

large advertising campaigns and to allocate their investment assets in areas of highest yield and demand. These banks have higher lending limits than does the Bank by virtue of greater total capitalization and generally perform certain other functions, such as private banking and international banking services, which the Bank is not equipped to offer directly. To attract business in this competitive environment, the Bank relies heavily on local promotional activities and personal contact by its officers, directors, staff and shareholders, and on its ability to provide personalized service in a unique banking environment.

The Bank's business is affected not only by competition and general economic conditions, but also by governmental, tax, monetary and fiscal policies.

The Bank faces significant competition from other banking institutions as well as non-banks operating in the Bank's market area. Connecticut currently allows institutions from outside Connecticut to establish operations in Connecticut either through newly chartered or acquired Connecticut institutions. In recent years, institutions based in other states have opened facilities in the Bank's market area. It is uncertain what effect competition from such institutions, generally having much larger resources than the Bank, will have on the Bank.

In January 2004, the Bank began to offer its customers investment services through a relationship with Tracy Driscoll, Inc., a local insurance agency, and Bannon, Ohanesian & Lecours, Inc., a full-service, independent broker/dealer headquartered in West Hartford, Connecticut.

In October 2004, the Bank's Board of Directors declared a 1 for 10 stock split of Valley Bank's Common Stock (i.e., each shareholder received one (1)
additional share of Common stock for each ten (10) shares owned). The stock split had a record date of November 15, 2004 and a payment date of January 30, 2005. All stock shares and per share amounts prior to the split have been restated to give effect to the stock split.

In December 2004, the Bank's Board of Directors approved reorganizing Valley Bank into a bank holding company structure. The Board believes that the reorganization will increase the corporate flexibility of the Bank, will allow the Bank to better take advantage of additional business opportunities, and will provide the Bank with operational and competitive benefits.

As a result of the reorganization, the Bank will become a wholly owned subsidiary of a newly-formed bank holding company through a one-for-one, tax free exchange of the Bank's common stock for common stock of the holding company.

The reorganization must be approved by the affirmative vote of at least two-thirds of the issued and outstanding shares of Valley Bank common stock. The matter will be voted on at the Bank's annual meeting on May 23, 2005. In addition, the reorganization is subject to approval from the Federal Reserve Bank of Boston as well as the Connecticut Department of Banking.

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

Item 2 - DESCRIPTION OF PROPERTY

The Bank's main office at Four Riverside Avenue in Bristol is leased by the Bank. The Bank leases the premises under an operating lease that expires on November 2014. In October 2002, the Bank opened a second full-service office at a leased premise in the Terryville section of Plymouth. The Terryville office is leased under an operating lease that expires on September 2012. In January 2005, the Bank opened a loan production office at a leased premise in Southington, Connecticut. The Southington office is leased under an operating lease that expires on December 31, 2005.

Both of the Bank's full-service offices have available five teller windows and two drive-up windows and are also equipped with ATM machines.

In April 2004, the Bank closed on the purchase of land and a building located at 888 Farmington Avenue, Bristol, Connecticut, 06010. The building, which prior to the purchase had served as a branch office of North American Bank and Trust, is currently being leased by the Bank to Bristol Travel, Inc. The Bank intends to file an application with the Department of Banking to operate the site as a full service branch office in the fourth quarter of 2005 or the first quarter of 2006.

Management believes that these premises are adequate to accommodate the operations of the Bank for the foreseeable future although the Bank will continue to explore opportunities for additional branch offices.

Item 3 - LEGAL PROCEEDINGS

The Bank is not a party to any material legal proceedings.

Item 4 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable.

PART II

Item 5 - MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS AND SMALL BUSINESS ISSUER PURCHASES OF SECURITIES

The Common Stock of the Bank is not listed on an exchange nor is it quoted on the NASDAQ Stock Market. The market for the Common Stock is illiquid and the stock up to now has not traded frequently. In March 2004, the Bank filed an application, which was approved by Advest, Inc. Brokerage Services, for Advest to act as a market maker in the Bank's stock and to list the stock on the Over The Counter Bulletin Board (the "OTCBB"). As a result Valley Bank stock is now listed at www.otcbb.com under the symbol "VLBK".
          -------------

The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. An over-the-counter equity security

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

generally is any equity security that is not listed or traded on the NASDAQ Stock Market or a national securities exchange.

The Bank has not paid any dividends and is unlikely to do so in the foreseeable future. Federal and state regulatory agencies prohibit banks from paying dividends from contributed capital. The Bank's Directors intend that the Bank will follow a policy of retaining earnings during its early years of operation to continue to support growth in assets.

On July 2002, the Bank's Board of Directors declared a 1 for 10 stock split of the Bank's Common Stock (i.e. each shareholder will receive one (1) additional share of Common Stock for each ten (10) shares currently owned) effective August 30, 2002 for shareholders of record on July 31, 2002. In October 2004, the Bank's Board of Directors declared a 1 for 10 stock split effective January 30, 2005 for shareholders of record on November 15, 2004. All stock shares and per share amounts have been restated to give effect to the stock splits.

In October 2002, the Bank began an offering of up to 272,727 shares of Common Stock (300,000 shares after giving effect to the January 2005 stock split) with no par value at a purchase price of $11.00 per share. The offering was made on a concurrent basis to members of the general public and existing shareholders. The offering terminated on February 14, 2003. The offering resulted in the issuance of 169,281 additional shares of the Bank's Common Stock (186,209 shares after giving effect to the January 2005 stock split) and gross proceeds of $1.86 million before offering expenses of approximately $77,000. At March 21, 2005 the Bank had a total of 1,076,082 shares outstanding and approximately 558 shareholders.

Item 6 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview
Valley Bank is a Connecticut state-chartered commercial bank located in Bristol, Connecticut. The Bank, which has its main office in Bristol and a second full-service office in the Terryville section of Plymouth, provides banking services to commercial and individual customers primarily in the town of Bristol and the neighboring communities of Burlington, Farmington, Plainville, Plymouth, Southington and Wolcott. In January 2005, the Bank opened a loan production office in Southington. The Bank offers to its business customers demand, savings and time deposit accounts and the granting of various types of commercial loans and commercial real estate loans. The services provided by the Bank to consumers include checking, savings and time deposit accounts, as well as mortgage loans, consumer loans and trust services through The Trust Company of Connecticut.

Cautionary Statement
--------------------

This Annual Report on Form 10-KSB contains and incorporates by reference statements relating to future results of Valley Bank that are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, expectations concerning loan demand, growth and performance, simulated changes in interest rates and the adequacy of our allowance for loan losses. Actual results may differ

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

materially from those expressed or implied as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, interest rate fluctuations, personal and corporate customers' bankruptcies, inflation, acquisitions and integrations of acquired businesses, technological fluctuations, success in gaining regulatory approvals when required as well as other risks and uncertainties reported from time to time in our filings with the FDIC.

In January 2004, the Bank began to offer its customers insurance and investment services through a relationship with Tracy Driscoll, Inc., a local insurance agency, and Bannon, Ohanesian & Lecours, Inc., a full-service, independent broker/dealer headquartered in West Hartford, Connecticut.

In October 2004, the Bank's Board of Directors declared a 1 for 10 stock split of Valley Bank's Common Stock (i.e. each shareholder received one (1) additional share of Common stock for each ten (10) shares owned). The stock split had a record date of November 15, 2004 and a payment date of January 30, 2005. All stock shares and per share amounts prior to the split have been restated to give effect to the stock split.

In December 2004, the Bank's Board of Directors approved reorganizing Valley Bank into a bank holding company structure. The Board believes that the reorganization will increase the corporate flexibility of the Bank, will allow the Bank to better take advantage of additional business opportunities, and will provide the Bank with operational and competitive benefits. As a result of the reorganization, the Bank will become the wholly owned subsidiary of a newly-formed bank holding company through a one-for-one, tax free exchange of the Bank's common stock for common stock of the holding company. The reorganization, which will be voted on by the Bank's shareholders at the Bank's annual meeting scheduled in May 2005, is also subject to approval from the Federal Reserve Bank of Boston as well as the Connecticut Department of Banking.

The following discussion and analysis presents a review of the operating results and financial condition of the Bank, for the years ended December 31, 2004, 2003 and 2002. The discussion below should be read in conjunction with the financial statements and other financial data presented in the Bank's 2004 Financial Statements.

Capital Resources
The Bank's capital ratios as of December 31, 2004 were a total risk-based capital ratio of 11.8% and a Tier 1 capital ratio of 7.2%. At the end of 2003, these ratios were 14.5% and 8.8%, respectively. The capital ratios of the Bank at December 31, 2004 were considered well capitalized for regulatory purposes. The Bank's capital ratios declined between December 31, 2003 and December 31, 2004 due to the strong growth in the Bank's assets during 2004. Total shareholders' equity at December 31, 2004 was $9.2 million compared to $8.6 million at the start of the year.

At March 21, 2005, the Bank had a total of 1,076,082 shares outstanding and approximately 558 shareholders.

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

Liquidity
A primary function of the Bank's asset/liability management process is to provide the Bank with adequate funds for loan requests, deposit outflows and other recurring financial obligations. The Bank's primary sources of liquidity include cash on hand and due from banks, federal funds sold, money market accounts, maturities and principal and interest payments on loans and securities, and deposits. The Bank monitors its liquidity position carefully, so that it might identify trends that could impact its liquidity/cash flow position.

At December 31, 2004, approximately 38% of the Bank's assets were held in cash and cash equivalents and securities and 59% of the Bank's assets were held in loans. The Bank's ratio of loans to deposits, which is targeted to generally not exceed 80% and is used as a general guideline in managing its asset/liability mix, was 74% at December 31, 2004.

The Bank has other liquidity related policy targets and thresholds which are reviewed on a regular basis by the Asset/Liability Committee ("ALCO"). The Bank reviews and sets deposit rates weekly based upon the Bank's need for funds, competition in the market area, and the availability and pricing of other funding sources.

The Bank is also a member of the Federal Home Loan Bank of Boston ("FHLB"), which provides an alternative-funding source for the Bank's liquidity needs. There were $12.7 million of FHLB advances outstanding at December 31, 2004 and $12.4 million of FHLB advances outstanding at December 31, 2003. The Bank had additional borrowing capacity at the FHLB of approximately $20 million at December 31, 2004.

Each of the Bank's sources of liquidity is vulnerable to various uncertainties beyond the control of the Bank. Scheduled loan and security payments are a relatively stable source of funds, but prepayments on loans and securities, security calls, and deposit flows can all vary widely in reaction to market conditions, primarily prevailing interest rates. The Bank's financial condition is also affected by its ability to borrow at attractive rates and other market conditions.

The Bank considers its sources of liquidity to be adequate to provide for expected and unexpected balance sheet fluctuations and to provide funds for growth. Management closely monitors the Bank's liquidity/cash flow position and is not currently aware of any trends or uncertainties that would create liquidity problems in the near future.

Off-Balance Sheet Arrangements
At December 31, 2004, the Bank had total unadvanced commercial and consumer lines of credit of $16.6 million and total commercial and consumer loan commitments of $3.0 million. In addition, the Bank had $504,000 in standby letters of credit at December 31, 2004. The Bank had no arrangements with any other entities that have or are reasonably likely to have a material affect on financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Note 11 of the Bank's 2004 Financial Statements contains information on off-balance sheet arrangements.

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

Contractual Obligations
At December 31, 2004, the Bank had $12.7 million in fixed rate advances from the Federal Home Loan Bank of Boston. Payments of the advances include monthly principal and interest payments as well as principal payments that are due at maturity. Note 6 of the Bank's 2004 Financial Statements includes a schedule of advances by maturity.

Investments
The Bank's investment portfolio is comprised primarily of U.S. agency obligations and mortgage-backed securities. The Bank also has corporate bonds and variable rate preferred securities in its investment portfolio. Note 2 of the Bank's 2004 Financial Statements identifies the composition and maturity structure of the investment portfolio.

Loans
The Bank engages in a variety of lending activities with loans primarily categorized as commercial, commercial real estate, residential mortgage and consumer loans. Both fixed and adjustable rate loans are originated under a variety of terms. Note 3 of the Bank's 2004 Financial Statements shows the composition of the loan portfolio and also gives a breakout of the Bank's investment in fixed and adjustable rate loans based upon term to maturity.

The Bank has been able to maintain a high overall credit quality through the establishment and observance of prudent lending practices and policies. The Bank established a written loan policy, which has been adopted by the Board of Directors and is reviewed at least annually. All loans are reviewed at least monthly by a Loan Committee consisting of members of the Board of Directors. The Bank currently does not engage in loan participations outside the State of Connecticut. The Bank does not have any foreign loans.

In managing the growth of its loan portfolio, the Bank has focused on: (i) the application of prudent underwriting criteria; (ii) active involvement by executive  Bank  officers and the Loan  Committee in the approval  process;  and
(iii) active monitoring of loans to ensure that repayments are made in a timely manner and to identify potential loan problems. At December 31, 2004 and 2002, the Bank had no non-performing loans. At December 31, 2003, the Bank had one non-performing loan with a balance of $194,285. At December 31, 2004 and 2002 the Bank had no accruing loans, which were contractually past due 90 days or more as to principal or interest payments, or other loans considered impaired. At December 31, 2003, the Bank had one non-accruing loan totaling $194,285 with a specific allowance for loan losses of $25,000. Note 3 of the Bank's 2004 Financial Statements provides an analysis of the Bank's loan loss experience and allowance for loan losses.

Deposits
The Bank offers a number of different deposit accounts, including NOW accounts, business and personal checking accounts, statement and passbook savings accounts, money market deposit accounts, certificates of deposit, and IRA accounts. Note 5 of the Bank's 2004 Financial Statements identifies the composition of deposits and the maturity structure of certificates of deposit.

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

Borrowed Funds
The Bank is a member of the FHLB and has the ability to borrow from the FHLB based on a certain percentage of the value of the Bank's qualified collateral, as defined in the FHLB Statement of Products Policy.

The Bank utilizes advances for a number of purposes including to match fund loans and investment securities and to fill temporary funding gaps. Note 6 of the Bank's 2004 Financial Statements identifies the composition and maturity structure of the Bank's borrowed funds.

                                      For the year ended December 31,
Ratios                                  2004      2003       2002
                                        ----      ----       ----

Return on Average Assets                0.48%     0.28%      0.21%
Return on Average Equity                6.43      2.89       1.92
Average Equity to Average Assets        7.51      9.75      10.90

Common Stock Information
The Common Stock of the Bank is listed on the Over The Counter Bulletin Board under the symbol "VLBK". The Stock is traded infrequently.

There were approximately 558 shareholders of record as of March 21, 2005. At that date, there were options outstanding to purchase 112,772 shares of stock. The following stock price information reflects actual trade activity, and in quarters where there was no trade activity, the high and low stock prices from the previous quarter. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission.

                                                       Stock Price
--------------------------------------------------------------------------------
                                                   High             Low
--------------------------------------------------------------------------------

2004
----
Quarter Ended, December 31.....................  $ 18.00          $ 12.25
Quarter Ended, September 30....................  $ 11.50          $ 11.23
Quarter Ended, June 30.........................  $ 11.50          $ 11.25
Quarter Ended, March  31.......................  $ 11.00          $ 11.00
2003
----
Quarter Ended, December 31.....................  $ 11.00          $ 11.00
Quarter Ended, September 30....................  $ 11.00          $ 11.00
Quarter Ended, June 30.........................  $ 11.00          $ 11.00
Quarter Ended, March  31.......................  $ 11.00          $ 11.00
2002
----
Quarter Ended, December 31.....................  $ 11.00          $ 11.00
Quarter Ended, September 30....................  $ 10.00          $ 10.00
Quarter Ended, June 30.........................  $ 10.00          $ 10.00
Quarter Ended, March  31.......................  $ 10.00          $ 10.00
--------------------------------------------------------------------------------
                The closing price on December 31, 2004 was $13.00
--------------------------------------------------------------------------------

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

Dividend Information
According to Connecticut General Statutes, the Bank is prohibited from declaring a dividend except from its net profits, and the total dividends declared in any one year shall not, unless specifically approved by the Connecticut Department of Banking Commissioner, exceed the total of its net profits of that year combined with its retained net profits of the preceding two years. The Bank has not paid any dividends and is unlikely to do so in the foreseeable future.

YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003 Earnings Review

Net income for the year ended December 31, 2004 was $572,000, or $0.53 basic income per share and $0.52 diluted income per share, compared to net income of $241,000, or $0.23 basic and diluted income per share, for the prior year, an increase of $331,000, or 137%, in net income.

The increase in 2004 net income is primarily attributable to higher levels of net interest income, which more than offset the growth in noninterest expenses.

Total assets increased by $27.6 million, or 27%, during 2004. Over the same period, the Bank's loan portfolio grew by $18.4 million, or 31%, while deposits increased by $26.5 million, or 33%. The Bank's investment securities portfolio grew by $5.3 million, or 16%, in 2004 while borrowed money increased modestly by $299,000, or 2%.

Net Interest Income

Net interest income for the year ended December 31, 2004 amounted to $4.2 million compared to $3.2 million in 2003. The growth in 2004 is due to the increase in average interest-earning assets that more than offset a reduction in the Bank's net interest margin. The net interest margin for 2004 was 3.72% compared to 3.97% in the previous year. The decline in net interest margin reflects a lower yield on the Bank's loan portfolio in 2004 due in part to high refinance activity versus a more modest decline in the Bank's cost of funds.

Interest Income

Total interest income for 2004 was $5.9 million compared to $4.5 million in 2003. While the average rate on interest-earning assets decreased by 25 basis points due to lower yields on loans, the decline in loan yield was more than offset by growth in average interest-earning assets, which increased by $31.5 million. The increase in earning assets reflects growth in both the loan and investment securities portfolios.

Interest Expense

Total interest expense for 2004 was $1.7 million compared to $1.3 million in the previous year. The increase in interest expense reflects significant growth in average deposits and borrowed funds that more than offset a decline in the average cost of funds. The cost of interest-bearing

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

liabilities for 2004 was 1.82% compared to 1.90% in 2003, a decline of 8 basis points. The average balance in interest-bearing liabilities in 2004 was $95.5 million, an increase of $29.6 million over the average balance in 2003.

Provision for Loan Losses

The Bank's provision for loan losses was $353,000 in 2004 compared to $278,000 in 2003. The higher provision in 2004 is primarily attributable to strong growth in total loans outstanding as well higher loan commitments outstanding and available lines of credit in 2004. Management performs a quarterly review of the loan portfolio and based on this review, sets the level of provision it deems necessary to maintain an adequate loan loss allowance. At December 31, 2004, the allowance for loan losses totaled $1,295,000, or 1.63% of total loans outstanding, compared to $988,000, or 1.63% of total loans outstanding, at December 31, 2003. The Bank had no nonaccrual loans at December 31, 2004 versus $194,000 at December 31, 2003.

Noninterest Income

Noninterest income for 2004 totaled $333,000 compared to $307,000 in 2003. Excluding the impact of realized gains on investment securities, noninterest income increased in 2004 by $62,000, or 23%, due primarily to higher fees on residential loans and rental income on the Bank's office building on 888 Farmington Avenue in Bristol.

Noninterest Expense

Total noninterest expenses for 2004 increased by $375,000, or 13%. The increase is primarily attributable to higher expenses for salaries, employee benefits and taxes and reflects the overall growth in the Bank and the staffing required to service a larger loan portfolio and a greater number of deposit accounts.

Income Taxes

The Bank had a total income tax expense of $367,000 in 2004 compared to $147,000 in 2003. The increase reflects the higher net income in the current year.


YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

Earnings Review
Net income for the year ended December 31, 2003 was $241,000, or $0.23 basic and diluted income per share, compared to net income of $127,000, or $0.14 basic and diluted income per share, for the prior year, an increase of $114,000, or 90%, in net income.

The increase in 2003 net income is primarily attributable to higher levels of net interest income, which more than offset the growth in noninterest expenses.

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

Total assets increased by $31.3 million, or 43%, during 2003. Over the same period, the Bank's loan portfolio grew by $18.3 million, or 45%, while deposits increased by $17.8 million, or 28%.

The Bank's investment securities portfolio grew by $9.9 million, or 41%, in 2003 while borrowed money increased by $11.2 million.

Net Interest Income
Net interest income for the year ended December 31, 2003 amounted to $3.2 million compared to $2.4 million in 2002. The growth in 2003 is due entirely to the increase in average interest-earning assets that more than offset a reduction in the Bank's net interest margin. The net interest margin for 2003 was 3.97% compared to 4.19% in the previous year. The decline in net interest margin reflects the generally low level of interest rates in 2003 and the corresponding level of high refinance activity in both the mortgage and investment securities portfolios at the Bank.

Interest Income
Total interest income for 2003 was $4.5 million compared to $3.6 million in 2002. While the average rate on interest-earning assets decreased by 77 basis points due to lower yields on loans, investment securities and overnight deposits, the decline in yield was more than offset by growth in average interest-earning assets, which increased by $23.4 million. The increase in earning assets reflects growth in loans and investment securities as well as proceeds from the secondary stock offering that was completed in the first quarter of 2003.

Interest Expense
Total interest expense for 2003 was $1.3 million compared to $1.2 million in the previous year. The modest increase in interest expense reflects the fact that strong growth in interest-bearing liabilities was largely offset by a decline in the average cost of funds. The cost of interest-bearing liabilities for 2003 was 1.91% compared to 2.64% in 2002, a decline of 73 basis points. The average balance in interest-bearing liabilities in 2003 was $65.9 million, an increase of $20.2 million over the average balance in 2002.

Provision for Loan Losses
The Bank's provision for loan losses was $278,000 in 2003 compared to $231,000 in 2002. The higher provision in 2003 is primarily attributable to strong growth in total loans in 2003. Management performs a quarterly review of the loan portfolio and based on this review, sets the level of provision it deems necessary to maintain an adequate loan loss allowance. At December 31, 2003, the allowance for loan losses totaled $988,000, or 1.63% of total loans outstanding, compared to $734,000, or 1.75% of total loans outstanding, at December 31, 2002. The Bank had nonaccrual loans of $194,000 at December 31, 2003 and no nonaccrual loans at December 31, 2002.

Noninterest Income
Noninterest income for 2003 totaled $307,000 compared to $257,000 in 2002. Excluding the impact of realized gains on investment securities, noninterest income increased in 2003 by $20,000, or 8%.

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

Noninterest Expense
Total noninterest expenses for 2003 increased by $612,000, or 27%. The increase is primarily attributable to higher expenses for salaries, employee benefits and taxes, occupancy and equipment, and outside services. The overall increase in noninterest expenses generally reflects the Bank's strong growth in both its loan portfolio and total deposit accounts and the related increased levels of activity during the year from that growth. The 2003 increase also reflects a full year of operating expenses in 2003 associated with the opening of a new branch office in October 2002.

Income Taxes
The Bank had a total income tax expense of $147,000 in 2003 compared to $65,000 in 2002. The increase reflects the higher net income in the current year.

Average Balances, Yields and Costs
The following tables show the major categories of average assets and average liabilities together with their respective interest income or expense and the rates earned and paid by the Bank (dollars in thousands):

                                                                         For Year Ended
                                            ----------------------------------------------------------------------
                                                    December 31, 2004                     December 31, 2003
                                            ----------------------------------------------------------------------
Interest Earning Assets:                     Average       Income/   Average      Average       Income/    Average
-----------------------
                                             Balance       Expense     Rate       Balance       Expense       Rate
                                            ----------------------------------------------------------------------

Federal funds sold and money
     market accounts                        $  3,989       $    48     1.20%      $  3,561       $   35      0.98%
Investment securities                         37,075         1,309     3.53         27,861          934       3.35
Loans                                         71,055         4,561     6.42         49,170        3,487       7.09
                                            ----------------------------------------------------------------------
Total interest-earnings assets               112,119         5,918     5.28         80,592        4,456       5.53

Non-interest-earning assets                    6,286                                 4,994
                                            --------                             ---------
Total assets                                $118,405                             $  85,586
                                            --------                             ---------

Interest Bearing Liabilities:
----------------------------
NOW accounts                                   2,907            11     0.38%         2,749           16      0.58%
Savings and money market accounts             41,608           455     1.09         31,144          370       1.19
Time deposits                                 40,066         1,009     2.52         28,314          760       2.68
Borrowed money                                10,920           268     2.45          3,711          110       2.96
                                            ----------------------------------------------------------------------
Total interest- bearing liabilities           95,501         1,743     1.82         65,918        1,256       1.91
Non-interest- bearing demand deposits         12,751                                10,539
Other non-interest-bearing liabilities         1,260                                   785
Capital accounts                               8,893                                 8,344
                                            --------                             ---------
Total liabilities and capital accounts      $118,405                             $  85,586
                                            --------                             ---------

Net interest income                                          4,175                                3,200

Net interest margin                                                    3.72%                                 3.97%
Interest rate spread                                                   3.46                                  3.62


VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

                                                                        For Year Ended
                                            ----------------------------------------------------------------------
                                                     December 31, 2003                    December 31, 2002
                                            ----------------------------------------------------------------------
Interest Earning Assets:                     Average       Income/   Average       Average      Income/    Average
--------------------------
                                             Balance       Expense      Rate       Balance      Expense       Rate
                                            ----------------------------------------------------------------------
Federal funds sold and money
     market accounts                        $  3,561       $    35     0.98%      $  4,439       $   67      1.51%
Investment securities                         27,861           934     3.35         16,684          749       4.49
Loans                                         49,170         3,487     7.09         36,049        2,788       7.73
                                            ----------------------------------------------------------------------
Total interest-earnings assets                80,592         4,456     5.53         57,172        3,604       6.30
Non-interest-earning assets                    4,994                                 3,443
                                            --------                             ---------
Total assets                                $ 85,586                             $  60,615
                                            ========                             =========

Interest Bearing Liabilities:
-----------------------------
NOW accounts                                   2,749            16     0.58%         2,390           24      1.00%
Savings and money market accounts             31,144           370     1.19         23,746          490       2.06
Time deposits                                 28,314           760     2.68         18,945          665       3.51
Borrowed money                                 3,711           110     2.96            685           30       4.38
                                            ----------------------------------------------------------------------
Total interest- bearing  liabilities          65,918         1,256     1.91         45,766        1,209       2.64
Non-interest- bearing demand deposits         10,539                                 7,547
Other non-interest-bearing liabilities           785                                   692
Capital accounts                               8,344                                 6,610
                                            --------                             ---------
Total liabilities and capital accounts      $ 85,586                             $  60,615
                                            ========                             =========


Net interest income                                          3,200                                2,395

Net interest margin                                                    3.97%                                  4.19%
Interest rate spread                                                   3.62                                   3.66


Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income for the periods indicated. The Net interest income can be analyzed in terms of the impact of changing rates and changing volumes. The following table describes rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

(dollars in thousands)
                                            2004 Compared to 2003                  2003 Compared to 2002
                                         Increase (Decrease) Due to             Increase (Decrease) Due to
                                      -------------------------------       ---------------------------------
                                        Rate        Volume      Total         Rate        Volume        Total
                                        ----        ------      -----         ----        ------        -----
Interest Income:
Federal funds sold and money
     market accounts                  $     8      $     5     $    13      $   (20)     $   (11)     $   (32)
Investment securities                      52          323         375         (225)         410          185
Loans                                    (355)       1,429       1,074         (246)         945          699
                                      -----------------------------------------------------------------------
Total interest income                    (295)       1,757       1,462         (491)       1,343          852


                                       13

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004
Interest Expense:
NOW accounts                               (6)           1          (5)         (11)           3           (8)
Savings and money market accounts         (33)         118          85         (244)         124         (120)
Time deposits                             (48)         297         249         (182)         277           95
Borrowed money                            (22)         180         158          (13)          93           80
                                      -----------------------------------------------------------------------
Total interest expense
                                         (109)         596         487         (450)         497           47
                                      -----------------------------------------------------------------------

Change in Net interest income         $  (186)     $ 1,161     $   975      $   (41)     $   846      $   805
                                      =======================================================================

Item 7 - FINANCIAL STATEMENTS

The Bank's Statements of Financial Condition as of December 31, 2004 and 2003 and the related Statements of Income, Changes in Capital Accounts and Cash Flows for the years ended December 31, 2004, 2003, and 2002 and the Notes to Financial Statements and the Independent Auditors' Report thereon are included in the audited Financial Statements on pages 1 through 20 of Exhibit B, all of which are incorporated herein by reference.

Item 8 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

There were no changes in or disagreements with accountants on accounting and financial disclosures.

Item 8A - CONTROLS AND PROCEDURES

Evaluation of disclosure controls and procedures
Within 90 days prior to the date of this report, the Bank's Chief Executive Officer and the Chief Financial Officer evaluated the effectiveness of the Bank's disclosure controls and procedures in accordance with Rule 13a-15 under the Exchange Act. Based on their evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that the Bank's disclosure controls and procedures enable the Bank to record, process, summarize and report in a timely manner the information that the Bank is required to disclose in its Exchange Act reports.

Change in internal controls
There were no significant changes made in the Bank's internal controls over financial reporting or in other factors that could significantly affect the Bank's internal controls over financial reporting.

Item 8B - OTHER INFORMATION

None.

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

PART III

Item  9  -  DIRECTORS,   EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS,
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

(a) The response to this item is found in the Proxy Statement at pages 38 through 50 under the captions "Directors and Director Nominees", "The Board of Directors and Committee Structure", "Audit\Compliance Committee Report", "Compliance with Section 16(a) of the Securities Exchange Act," and "Code of Ethics" which pages are incorporated herein by reference.

In addition, the following information is provided:

(i)   There are no other significant employees.

(ii) There are no family relationships between or among any of the Directors or principal officers; and

(iii) There have been no legal proceedings involving such persons, which would be required to be disclosed here.

Item 10 - EXECUTIVE COMPENSATION

The response to this item is found in the Proxy Statement pages 43 through 47 under the captions "Executive Compensation", "Option Grants and Holdings", "401K Plan", "Employment Agreements", and "Compensation of Directors," which pages are incorporated herein by reference.

Item 11 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The response to this item is found in the Proxy Statement page 6 under caption "Principal Shareholders", pages 47 through 48 "Executive Compensation Pursuant to Plan" and pages 42 through 43 under the caption "Stock Ownership of Directors and Officers," which pages are incorporated herein by reference.

Item 12 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The response to this is found in the Proxy Statement at page 46 under the captions "Transactions with Management" and "Indebtedness of Management and Others," which pages are incorporated herein by reference.

Item 13 - EXHIBITS AND REPORTS ON FORM 8-K

(a)   List of Documents Filed as Part of This Report.

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

      (1)   Financial Statements Filed:
            1.    Independent Auditors' Report
            2.    Statements of Financial  Condition as of December 31, 2004 and
                  2003
            3. Statements of Income for each of the three years in the period ended December 31, 2004
            4. Statements of Changes in Capital Accounts for each of the three years in the period ended December 31, 2004
            5. Statements of Cash Flows for each of the three years in the period ended December 31, 2004
            6.    Notes to Financial Statements
      (2) Financial Statement Schedules. All schedules are omitted because of the absence of conditions under which they are required or because the required information is included in the financial statement and related notes.
(b)   Reports on Form 8-K
                  -     Current report on Form 8-K, dated October 25, 2004
                  -     Current report on Form 8-K, dated January 5, 2005
                  -     Current report on Form 8-K, dated January 27, 2005

(c) Exhibits: The following exhibits are filed as Exhibits to this Form 10-KSB, as required by Regulation S-B.

      2 Agreement and Plan of Reorganization by and between Valley Bank and First Valley Bancorp, Inc. dated as of __________, 2005 (see
            Appendix  A  to  Exhibit  22,  which  is   incorporated   herein  by
            reference).

      3.1 Articles of Incorporation and By-laws. The Articles of Incorporation were filed as Exhibit 2-1 of Form 10-SB/A dated March 10, 2003 and are incorporated herein by reference. The document has not been substantially amended.

      3.2 By-laws of the Bank were filed as Exhibit 2.2 of Form 10-SB/A dated March 10, 2003 and are incorporated herein by reference. The document has not been substantially amended.

      10    Material Contracts:

            (i) (A) Lease dated October 4, 1999 between Valley Bank and The Carpenter Realty Co. & Bristol Holding, LLC was filed as
                  Exhibit 2.1 to Form 10-SB filed on October 10, 2002 and is incorporated herein by reference.
            (B)   Not applicable
            (C)   Not applicable
            (D)   Not applicable
            (ii) (A) (1) A copy of the Employment Contract between the Bank and Robert L. Messier, Jr. (dated July 1, 2002) was filed as
                  Exhibit 6.1 to Form 10-SB/A filed on March 10, 2003 and is incorporated herein by reference.
                      (2) Amendment to Employment Contract between the Bank and Robert L. Messier Jr. dated as of July 1, 2004, as amended November 1, 2004.
                      (3) Change  in  Control Agreement,  dated October 1, 2004, by and between the Bank and Mark J. Blum.

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

                      (4) Change in Control  Agreement,  dated  October 1, 2004, by and between the Bank and Anthony M. Mattioli.


                  (B) A copy of the Bank's Amended and Restated 1999 Stock Option and Stock Compensation Plan was filed as Exhibit 6.4 to Form 10-SB/A on March 10, 2003 and is incorporated herein by reference.


      14    Code of Ethics

      16    Letter on change in certifying accountant Not applicable

      18    Letter on change in accounting principles. Not applicable

      21    Subsidiaries Not applicable

      22 Published report regarding matters submitted to a vote. Proxy Statement is attached hereto as Exhibit A.

      31.1 Chief Executive Officer Certification Pursuant to 17 CFR 240.13a-14, as adopted pursuant to Section 302 of the Sarbanes Oxley Act of 2002.

      31.2 Chief Financial Officer Certification Pursuant to 17 CFR 240.13a-14, as adopted pursuant to Section 302 of the Sarbanes Oxley Act of 2002.

      32.1 Chief Executive Officer Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.

      32.2 Chief Financial Officer Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.


Item 14 - PRINCIPAL ACCOUNTANT FEES AND SERVICES

This information is incorporated by reference from the Bank's Proxy Statement, page 50, attached as Exhibit A hereto.

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

SIGNATURES

In accordance with Section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed by the undersigned, thereunto duly authorized.


/s/ Robert L. Messier, Jr.                                Dated:  March 28, 2005
--------------------------------------------                      --------------
Robert L. Messier, Jr.
President and Chief Executive
Officer


/s/ Mark J. Blum                                          Dated:  March 28, 2005
--------------------------------------------                      --------------
Mark J. Blum
Executive Vice President, Treasurer, Chief
Financial Officer and Principal Accounting Officer

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Bank and in the capacities and on the dates indicated.


 /s/ Robert L. Messier, Jr.                               Dated:  March 28, 2005
--------------------------------------------                      --------------
Robert L. Messier, Jr.
President and Chief Executive Officer


 /s/ Mark J. Blum                                         Dated:  March 28, 2005
-------------------------------------------                       --------------
Mark J. Blum
Executive Vice President, Treasurer, Chief
Financial Officer and Principal Accounting Officer


/s/ Thomas O. Barnes                                      Dated:  March 28, 2005
--------------------------------------------                      --------------
Thomas O. Barnes             Director


/s/ James G. Biondi                                       Dated:  March 28, 2005
--------------------------------------------                      --------------
James G. Biondi              Director

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

/s/ J. Yancey Brame                                       Dated:  March 28, 2005
--------------------------------------------                      --------------
J. Yancey Brame              Director


/s/ Bonnie Crane                                          Dated:  March 28, 2005
--------------------------------------------                      --------------
Bonnie Crane                 Director


/s/ Edmund D. Donovan                                     Dated:  March 28, 2005
--------------------------------------------                      --------------
Edmund D. Donovan            Director


/s/ David W. Florian                                      Dated:  March 28, 2005
--------------------------------------------                      --------------
David W. Florian             Director


/s/ Edward T. McPhee, Jr.                                 Dated:  March 28, 2005
--------------------------------------------                      --------------
Edward T. McPhee, Jr.        Director


/s/ Thomas P. O'Brien                                     Dated:  March 28, 2005
--------------------------------------------                      --------------
Thomas P. O'Brien            Director


/s/ David J. Preleski                                     Dated:  March 28, 2005
--------------------------------------------                      --------------
David J. Preleski            Director


/s/ James J. Pryor                                        Dated:  March 28, 2005
--------------------------------------------                      --------------
James J. Pryor               Director

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

CERTIFICATIONS

Exhibit 31.1

CHIEF EXECUTIVE OFFICER CERTIFICATION PURSUANT TO 17 CFR 240.13a-14
-------------------------------------------------------------------
I, Robert L. Messier, Jr., certify that:

      1)    I have reviewed this annual report Form 10-KSB of Valley Bank;
      2) Based on my knowledge, this annual report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
      3) Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;
      4) The small business issuer's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) for the small business issuer and we have:
            a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;
            b)    [Omitted  in  accordance  with SEC  Release  Nos.  33-8238 and
                  34-47986];
            c) Evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in the report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation;
            d) Disclosed in this report any change in the small business issuer's internal control over financial reporting that occurred during the small business issuer's most recent fiscal quarter (the small business issuer's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to affect, the small business issuer's internal control over financial reporting: and
      5) The small business issuer's other certifying officers and I have disclosed, based on our most recent evaluation, to the small business issuer's auditors and the audit committee of the small business issuer's board of directors (or persons performing the equivalent function):
            a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the small business issuer's ability to record, process, summarize and report financial data information; and
            b) any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer's internal controls over financial reporting.

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

Date:  March 21, 2005




/s/ Robert L. Messier, Jr.
--------------------------
Robert L. Messier, Jr.
President and CEO

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

Exhibit 31.2

CHIEF ACCOUNTING OFFICER CERTIFICATION PURSUANT TO 17 CFR 240.13a-14
--------------------------------------------------------------------
I, Mark J. Blum, certify that:

      1)    I have reviewed this annual report Form 10-KSB of Valley Bank;
      2) Based on my knowledge, this annual report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
      3) Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;
      4) The small business issuer's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) for the small business issuer and we have:
            a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;
            b)    [Omitted  in  accordance  with SEC  Release  Nos.  33-8238 and
                  34-47986];
            c) Evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in the report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this report based on such evaluation;
            d) Disclosed in this report any change in the small business issuer's internal control over financial reporting that occurred during the small business issuer's most recent fiscal quarter (the small business issuer's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to affect, the small business issuer's internal control over financial reporting: and
      5) The small business issuer's other certifying officers and I have disclosed, based on our most recent evaluation, to the small business issuer's auditors and the audit committee of the small business issuer's board of directors (or persons performing the equivalent function):
            a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the small business issuer's ability to record, process, summarize and report financial data information; and
            b) any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer's internal controls over financial reporting.

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

Date:  March 21, 2005




/s/ Mark J. Blum
---------------
Mark J. Blum
Executive Vice President, Treasurer, Chief
  Financial Officer and Principal Accounting Officer

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

Exhibit 32.1


CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION
--------------------------------------------------------------------------------
906 OF THE SARBANES-OXLEY ACT OF 2002
-------------------------------------

In connection with the Annual Report of Valley Bank (the "Bank") on Form 10-KSB for the period ending December 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Robert L. Messier, Jr., President and Chief Executive Officer of the Bank, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:


      1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      2. The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Bank.




                                                       /s/ Robert L. Messier,Jr.
                                                       -------------------------
                                                       Robert L. Messier, Jr.
                                                       President and CEO

VALLEY BANK FORM 10-KSB ANNUAL REPORT
DECEMBER 31, 2004

Exhibit 32.2


CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION
--------------------------------------------------------------------------------
906 OF THE SARBANES-OXLEY ACT OF 2002
-------------------------------------

In connection with the Annual Report of Valley Bank (the "Bank") on Form 10-KSB for the period ending December 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Mark J. Blum, Executive Vice President, Treasurer, Chief Financial Officer and Principal Accounting Officer of the Bank, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:


      1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      2. The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Bank.


                                            /s/ Mark J. Blum
                                            ----------------------------
                                            Mark J. Blum
                                            Executive Vice President, Treasurer,
                                            Chief Financial Officer and
                                            Principal Accounting Officer

                               [LOGO] Valley Bank
                               ==================

                              Financial Statements

                                December 31, 2004

                                                              [LOGO] Valley Bank
                                                              ==================

                                Table of Contents
                                -----------------



Report of Independent Registered Public Accounting Firm.......................1

Statements of Financial Condition.............................................2

Statements of Income..........................................................3

Statements of Changes in Capital Accounts.....................................4

Statements of Cash Flows......................................................5

Notes to Financial Statements.................................................6

   1.  Summary of Significant Accounting Policies.............................6

   2.  Investment Securities..................................................9

   3.  Loans.................................................................11

   4.  Premises and Equipment................................................12

   5.  Deposits..............................................................13

   6.  Borrowed Funds........................................................14

   7.  Income Taxes..........................................................14

   8.  Regulatory Matters....................................................16

   9.  Employee Benefits.....................................................16

   10.  Comprehensive Income.................................................17

   11.  Financial Instruments................................................17

   12.  Employee and Director Benefit Plan...................................19

   13.  Stock Split..........................................................20

   14. Plan of Reorganization and Formation of Holding Company...............20

SNYDER & HALLER, P.C.
CERTIFIED PUBLIC ACCOUNTANTS

Report of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders
Valley Bank
Bristol, Connecticut


We have audited the accompanying statements of financial condition of Valley Bank (the "Bank") as of December 31, 2004 and 2003, and the related statements of income, changes in capital accounts, and cash flows for the each of the years in the three year period ended December 31, 2004. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Companies Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valley Bank at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.


                                                       /s/ Snyder & Haller, P.C.


Hartford, Connecticut
February 18, 2005


             30 Atwood Street o Hartford o Connecticut o 06105-1801
                       o 860 249-3900 o 860 247-8071 FAX

[LOGO] Valley Bank
==================

================================================================================
                                                             2004        2003
--------------------------------------------------------------------------------
                                                (in thousands except share data)
ASSETS
Cash and due from depository institutions                  $   5,764  $   3,967
Federal funds sold and money market accounts                   4,269      3,107
Investment securities                                         39,548     34,237
Loans receivable, net                                         77,729     59,368
Premises and equipment, net                                    1,524        980
FHLB Stock                                                       727        619
Accrued income receivable                                        560        401
Deferred income taxes                                            632        464
Other assets                                                     187        173
                                                           ---------  ---------

Total assets                                               $ 130,940  $ 103,316
                                                           =========  =========


LIABILITIES AND CAPITAL ACCOUNTS
Liabilities
Deposits                                                   $ 107,746  $  81,265
Borrowed funds                                                12,679     12,380
Mortgagors' escrow accounts                                      150        140
Other liabilities                                              1,206        886
                                                           ---------  ---------
Total liabilities                                            121,781     94,671
                                                           ---------  ---------

Capital accounts
Common stock, no par value; authorized 2,000,000
   shares; issued and outstanding 1,072,902 and 1,069,093
   in 2004 and 2003, respectively                                887        884
Additional paid in capital                                     8,126      8,090
Retained earnings (deficit)                                      305       (267)
Accumulated other comprehensive loss                            (159)       (62)
                                                           ---------  ---------
Total capital accounts                                         9,159      8,645
                                                           ---------  ---------

Total liabilities and capital accounts                     $ 130,940  $ 103,316
================================================================================


See notes to financial statements.

                                                                              [LOGO] Valley Bank
                                                                              ==================


                                                                            Statements of Income

                                                                For the Years Ended December 31,
================================================================================================
                                                           2004           2003            2002
------------------------------------------------------------------------------------------------
                                                            (in thousands except share data)
Interest income
Interest on loans                                       $    4,561     $    3,487     $    2,788
Interest and dividends on investments and deposits           1,357            969            816
                                                        ----------     ----------     ----------
   Total interest income                                     5,918          4,456          3,604
                                                        ----------     ----------     ----------

Interest expense
Deposits and escrow                                          1,475          1,146          1,179
Borrowed money                                                 268            110             30
                                                        ----------     ----------     ----------
   Total interest expense                                    1,743          1,256          1,209
                                                        ----------     ----------     ----------

Net interest income                                          4,175          3,200          2,395

Provision for loan losses                                      353            278            231
                                                        ----------     ----------     ----------

Net interest income after provision for loan losses          3,822          2,922          2,164
                                                        ----------     ----------     ----------

Noninterest income
Service charges and other fees                                 327            265            245
Realized gains on investments                                    6             42             12
                                                        ----------     ----------     ----------
   Total noninterest income                                    333            307            257
                                                        ----------     ----------     ----------

Noninterest expense
Salaries                                                     1,528          1,319            963
Employee benefits and taxes                                    306            249            185
Occupancy and equipment                                        671            671            550
Professional fees                                              145            140            146
Marketing                                                      104             73             74
Office supplies                                                 67             63             58
Outside service fees                                           146            118             95
Other                                                          249            208            158
                                                        ----------     ----------     ----------
   Total noninterest expense                                 3,216          2,841          2,229
                                                        ----------     ----------     ----------

Income before income tax expense                               939            388            192

Income tax expense                                             367            147             65
                                                        ----------     ----------     ----------
Net income                                              $      572     $      241     $      127
================================================================================================

Basic income per share                                  $     0.53     $     0.23     $     0.14
Diluted income per share                                      0.52           0.23           0.14
Weighted-average shares outstanding - basic              1,071,490      1,043,237        877,880
Weighted-average shares outstanding - diluted            1,098,086      1,054,414        877,880
------------------------------------------------------------------------------------------------

                                                              See notes to financial statements.

[LOGO] Valley Bank
==================

Statements of Changes in Capital Accounts

-------------------------------------------------------------------------------------------
                                                                     Accumulated
                                            Additional   Retained      Other        Total
                                   Common     Paid-in    Earnings  Comprehensive   Capital
                                   Stock      Capital    (deficit)  Income (Loss)  Accounts
-------------------------------------------------------------------------------------------
                                                        (in thousands)
Balance at December 31, 2001      $   720     $ 6,368     $  (635)     $    51      $ 6,504
                                  -------     -------     -------      -------      -------

Net income                                                    127                       127

Shares issued under
  stock compensation plan               5          45                                    50

Net unrealized gains on
  available-for-sale securities                                             38           38
                                  -------     -------     -------      -------      -------

Balance at December 31, 2002      $   725     $ 6,413     $  (508)     $    89      $ 6,719
===========================================================================================

Net income                                                    241                       241

Shares issued under stock
  compensation plan                     4          46                                    50

Shares issued under secondary
  stock offering                      155       1,631                                 1,786

Net unrealized gains on
  available-for-sale securities                                           (151)        (151)
                                  -------     -------     -------      -------      -------

Balance at December 31, 2003      $   884     $ 8,090     $  (267)     $   (62)     $ 8,645
===========================================================================================

Net income                                                    572                       572

Shares issued under stock
  compensation plan                     3          36                                    39

Net unrealized gains on
 available-for-sale securities                                            (97)         (97)
                                  -------     -------     -------      -------      -------

Balance at December 31, 2004      $   887     $ 8,126     $   305      $  (159)     $ 9,159
===========================================================================================


See notes to financial statements.

                                                                              [LOGO] Valley Bank
                                                                              ==================

                                                                        Statements of Cash Flows
                                                                For the Years Ended December 31,

------------------------------------------------------------------------------------------------
                                                               2004          2003         2002
------------------------------------------------------------------------------------------------
                                                                         (in thousands)
Cash flows from operating activities
Net income                                                  $    572      $    241      $    127
Adjustments to reconcile net income to cash
  provided by operating activities:
     Provision for loan losses                                   353           278           231
     Depreciation                                                218           178            71
     Provision for deferred taxes                               (110)          (57)           65
     Realized gain on investments                                 (6)          (42)          (12)
     Amortization (accretion) of premiums (discounts), net       209           258           128
     Net change in:
       Deferred loan fees                                         49            29            60
       Accrued income receivable                                (159)          (93)          (56)
       Other assets                                              (14)           22           (64)
       Other liabilities                                         320           241          (285)
                                                            --------      --------      --------
Net cash provided by operating activities                      1,432         1,055           265
                                                            --------      --------      --------

Cash flows from investing activities
Proceeds from maturities, calls and
  paydowns of available-for-sale securities                   17,472        11,966         6,271
Proceeds sales of available-for-sale securities                  509         7,563         2,512
Purchase of available-for-sale securities                    (23,651)      (29,880)      (19,965)
Loan originations net of principal payments                  (18,762)      (18,561)      (11,471)
Purchase of FHLB stock                                          (108)         (460)          (88)
Purchase of premises and equipment                              (762)         (422)         (536)
                                                            --------      --------      --------
Net cash used by investing activities                        (25,302)      (29,794)      (23,277)
                                                            --------      --------      --------

Cash flows from financing activities
Change in DDA, NOW, money market, and savings accounts        12,068        10,368        11,827
Change in time deposit accounts                               14,413         7,450        10,581
Proceeds from borrowed funds                                   8,875        11,400         1,202
Repayments of borrowed funds                                  (8,576)         (159)          (63)
Change in mortgagors' escrow accounts                             10            41             7
Proceeds from issuance of common stock                            39         1,835            50
                                                            --------      --------      --------
Net cash provided by financing activities                     26,829        30,935        23,604
                                                            --------      --------      --------

Net change in cash and cash equivalents                        2,959         2,196           592
Cash and cash equivalents at beginning of year                 7,074         4,878         4,286
                                                            --------      --------      --------

Cash and cash equivalents at end of year                    $ 10,033      $  7,074      $  4,878
================================================================================================
Supplemental disclosures
Cash paid during the year for:
     Interest                                               $  1,621      $  1,284      $  1,162
     Income Taxes                                           $    397      $    190      $     --

                                                              See notes to financial statements.

[LOGO] Valley Bank
==================

Notes to Financial Statements


1.  Summary of Significant Accounting Policies

Business
--------
Valley Bank (the Bank) is a state chartered commercial bank which commenced operations on November 15, 1999. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in small business, real estate, residential and consumer loans. The Bank is subject to competition from other financial institutions throughout the region and also subject to the regulations of certain state and federal agencies and undergoes periodic examinations by those regulatory authorities.

Basis of presentation
---------------------
The accounting and reporting policies of the Bank conform to generally accepted accounting principles in the United States of America and to general practices within the banking industry. Such policies have been followed on a consistent basis.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and income and expenses for the period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for losses on loans. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in Connecticut.

Cash and cash equivalents
-------------------------
For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions, federal funds, and money market accounts.

Investment securities
---------------------
The Bank's investments are categorized as available-for-sale. Available-for-sale securities are securities that are held for indefinite periods of time and are carried at fair value with unrealized gains and losses reported as a separate component of capital, net of estimated income taxes.

Mortgage-backed securities, which include collateralized mortgaged obligations ("CMO's"), are either U.S. Government Agency securities or are rated in one of the top two ratings categories by at least one of the major rating agencies at the time of purchase. One of the risks inherent when investing in mortgage-backed securities and CMO's is the ability of such instruments to incur prepayments of principal prior to maturity. Because of prepayments, the weighted-average yield of these securities may also change, which could affect earnings.

Gains or losses on the sales of securities are recognized at trade date utilizing the specific identification method.

Loans receivable and allowance for loan losses
----------------------------------------------
Loans receivable are stated at unpaid principal balance less deferred loan fees, and the allowance for loan losses.

Uncollected interest on loans receivable is accrued as earned based on rates applied to principal amounts outstanding. Recognition of income on the accrual basis is generally discontinued after 90 days past due. Payments ultimately collected are allocated to reduce principal and accrued interest unless there are doubts concerning collectibility. If there are any doubts regarding collectibility all payments are used to reduce principal and any accrued interest is reversed to reduce interest income.

                                                              [LOGO] Valley Bank
                                                              ==================

                                                   Notes to Financial Statements


Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized on a level-yield basis as an adjustment to the related loan yield over its contractual life. Unamortized net fees are recognized upon early repayment of the loans.

The allowance for loan losses is established by a provision charged to earnings and is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of known and inherent risks in the loan portfolio. When a loan or portion of a loan is considered uncollectible, it is charged against the allowance for loan losses. Recoveries of loans previously charged-off are credited to the allowance when collected.

Management makes regular evaluations of the loan portfolio to determine the adequacy of the level of the allowance for loan losses. Numerous factors are considered in the evaluation, including a review of certain borrowers' current financial status and credit standing, available collateral, loss experience in relation to outstanding loans, the overall loan portfolio quality, management's judgment regarding prevailing and anticipated economic conditions, and other relevant factors.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Premises and equipment
----------------------
Premises and equipment are stated at cost less accumulated depreciation computed on the straight-line method at rates based on estimated useful lives. Estimated lives are 39 years for buildings and 3 to 10 years for furniture, fixtures and equipment. Expenditures for replacements or major improvements are capitalized. Expenditures for normal maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of premises and equipment, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is included in income.

Computation of fair values
--------------------------
The calculation of fair value estimates of financial instruments is dependent upon certain subjective assumptions and involves significant uncertainties. Changes in assumptions could significantly affect the estimates. These estimates do not reflect any possible tax ramifications, estimated transaction costs or any premium or discount that could result from offering the Bank's entire holdings of a particular financial instrument.

The following methods and assumptions were utilized by the Bank in estimating the fair values of its on-balance sheet financial instruments:

Cash and cash equivalents - The carrying amounts reported in the statement of financial condition approximate these assets' fair value.

Investment securities - Fair values for investment securities are based on quoted market prices.

Loans receivable - For variable rate loans that reprice frequently and without significant change in credit risk, fair values are based on carrying values. The fair value of other loans is estimated by discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued income receivable - The carrying value of accrued income receivable approximates fair value.

[LOGO] Valley Bank
==================

Notes to Financial Statements


1.    Summary of Significant Accounting Policies - (Continued)

Deposits - For the present value calculation of non-maturity deposits, an assumption is required as to the maturity, or life, of these deposits. Valley Bank is currently using the FDIC IA 305 proposal recommended for this purpose. On non-maturity deposits, fair value is based on using a discounted cash flow technique that uses current interest rates and applies interest expense into the future compared to Federal Home Loan Bank current loan interest rates. Fair values for time certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

Borrowed funds - Fair values are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

Mortgagors' escrow accounts - The carrying value of escrow accounts approximates fair value.

Income taxes
------------
The Bank accounts for certain income and expense items differently for financial reporting purposes than for income tax purposes. Provisions for deferred taxes are being made in recognition of these temporary differences.

Related party transactions
--------------------------
Directors and officers of the Bank and their affiliates have been customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. Management believes that all deposit accounts, loans, services and commitments comprising such transactions, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers who are not directors or officers. In the opinion of management, the transactions with related parties did not involve more than normal risks of collectibility or favored treatment or terms, or present other unfavorable features.

Stock Based Compensation
------------------------
As more fully described in Note 12, the Bank has a long-term incentive plan authorizing various types of market and performance based incentive awards that may be granted to directors, officers and employees. The Bank applies APB
Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its long-term incentive plan. The exercise price of stock options is set on the grant date and may not be less than the fair market value per share on that date. Stock options have a term of ten years and vesting terms ranging from immediate to three years.

Recent Accounting Pronouncements
--------------------------------
In November 2003, FASB ratified the Emerging Issues Task Force's consensus on EITF 03-01 regarding disclosure about unrealized losses on marketable debt and equity securities accounted for under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities", that are classified as either held-to-maturity or available-for-sale. The consensus on qualitative and quantitative disclosures is effective for fiscal years ending after December 15, 2003. Comparative information for earlier periods presented is not required.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.123(R), "Share-Based Payment", that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. That cost will be measured based on the grant-date fair value of equity or liability instruments issued. Statement 123(R) replaces Statement No. 123, "Accounting for Stock-Based Compensation", and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Bank will adopt Statement No. 123(R) as of January 1, 2006. The Bank does not believe its adoption will have a material effect on the financial statements.

Reclassification
----------------
The financial statements for the prior years have been reclassified to conform with changes in the current financial statement presentation.

                                                              [LOGO] Valley Bank
                                                              ==================

                                                   Notes to Financial Statements


The following table illustrates the effect on net income and earnings per share as if the fair value based method described in SFAS No. 123, "Accounting for Stock-Based Compensation" had been applied to the Bank's long-term incentive plan.

-----------------------------------------------------------------------------
(in thousands except share data)              2004         2003         2002
-----------------------------------------------------------------------------

Net income, as reported                     $   572      $   241      $   127
Stock-based employee compensation
   included in net income                        --           --           --
Total stock-based employee compensation
   expense determined under the fair value
   based method for all awards                  (20)        (148)         (72)
                                            ---------------------------------
Pro forma net income                        $   552      $    93      $    55
=============================================================================
Earnings per share:
Basic, as reported                          $  0.53      $  0.23      $  0.14
Diluted, as reported                        $  0.52      $  0.23      $  0.14
Basic, pro forma                            $  0.52      $  0.09      $  0.06
Diluted, pro forma                          $  0.50      $  0.09      $  0.06
-----------------------------------------------------------------------------

2.    Investment Securities

The amortized cost basis and estimated market values of investment securities were as follows:

                                                        December 31, 2004
=======================================================================================
                                         Amortized      Gross Unrealized      Estimated
                                        Cost Basis     Gains       Losses  Market Value
---------------------------------------------------------------------------------------
                                                         (in thousands)
Available-for-sale securities:
US government and agency obligations:
  Due in less than one year               $   500     $     3      $    --      $   503
  Due from one through five years           8,518           2          (86)       8,434
                                          -------     -------      -------      -------
                                            9,018           5          (86)       8,937
                                          -------     -------      -------      -------

Corporate bonds:
  Due from one through five years           2,129          --          (27)       2,102
  Due after ten years                         100           3           --          103
                                          -------     -------      -------      -------
                                            2,229           3          (27)       2,205
                                          -------     -------      -------      -------

Mortgage-backed securities                 26,557          23         (174)      26,406
Variable rate preferred securities:         2,000          --           --        2,000
                                          -------     -------      -------      -------

     Total available-for-sale securities  $39,804     $    31      $  (287)     $39,548
=======================================================================================

[LOGO] Valley Bank
==================

Notes to Financial Statements



2.    Investment Securities - (Continued)

                                                       December 31, 2003
=======================================================================================
                                          Amortized     Gross Unrealized     Estimated
                                         Cost Basis    Gains       Losses  Market Value
---------------------------------------------------------------------------------------
                                                        (in thousands)
Available-for-sale securities:
US government and agency obligations:
  Due from one through five years         $ 7,027     $    34      $   (23)     $ 7,038

Corporate bonds:
  Due from one through five years           1,043           3           (1)       1,045
  Due after ten years                         100           9           --          109
                                          -------     -------      -------      -------
                                            1,143          12           (1)       1,154
                                          -------     -------      -------      -------

Other debt securities:
  Due after ten years                         504           3           --          507

Mortgage-backed securities                 25,664          48         (174)      25,538
                                          -------     -------      -------      -------

    Total available-for-sale securities   $34,338     $    97      $  (198)     $34,237
=======================================================================================

Gross gains of $5,511, $42,216, and $12,462 were realized on available-for-sale securities for the years ended December 31, 2004, 2003 and 2002, respectively.

At December 31, 2004 and 2003 debt securities with a carrying and market value of $12,188,535 and $14,318,251, respectively, were pledged as collateral to secure public deposits and FHLB advances.

The Bank has individual investment securities in which the market value of the security is less than the cost of the security. Management believes that these unrealized losses are temporary and are the result of market conditions over the past several years.

The following is a summary of the market value and related unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position.

--------------------------------------------------------------------------------------------------------
                             Length of Time in Continuous Unrealized Loss Position
                             -----------------------------------------------------
                                   Less than 12 months       12 months or more           Total
                                 ----------------------    ---------------------    --------------------
                                   Market    Unrealized    Market    Unrealized     Market    Unrealized
(in thousands)                     Value       Losses       Value       Losses       Value      Losses
--------------------------------------------------------------------------------------------------------
US agency obligations             $ 5,943     $   (74)     $   489     $   (11)     $ 6,432     $   (85)
Corporate bonds                     1,858         (27)          --          --        1,858         (27)
Mortgage-backed securities         11,876         (78)       7,481         (97)      19,357        (175)
                                  -------     -------      -------     -------      -------     -------

  Total investment securities     $19,677     $  (179)     $ 7,970     $  (108)     $27,647     $  (287)
=======================================================================================================

                                                              [LOGO] Valley Bank
                                                              ==================

                                                   Notes to Financial Statements


3.    Loans

At December 31, the composition of the Bank's loan portfolio was as follows:

      -------------------------------------------------------
                                          2004         2003
      -------------------------------------------------------
                                        (dollars in thousands)
      Commercial mortgages               $38,186      $28,607
      Commercial loans                    19,227       14,592
      Residential mortgages               12,407       10,016
      Consumer and home equity loans       9,409        7,297
                                         -------      -------
                                          79,229       60,512
      Less:
        Deferred loan origination fees       205          156
        Allowance for loan losses          1,295          988
                                         -------      -------
           Loans receivable, net         $77,729      $59,368
      =======================================================
           Weighted average yield           6.20%        6.25%
      =======================================================

The Bank's lending activities are conducted principally in Connecticut. The Bank's investment in loans includes both adjustable and fixed rate loans. At December 31, the composition of the Bank's investment in loans was as follows:

      ------------------------------------------------
                                     2004        2003
      ------------------------------------------------
                                      (in thousands)
      Fixed rate:
        Term to maturity
          1 month through 1 year   $ 6,134     $ 5,802
          1 year through 3 years     3,681       7,789
          3 years through 5 years    8,630       7,960
          5 years through 10 years   8,456       3,312
           Over 10 years             3,978         429
                                   -------     -------
                                    30,879      25,292
      Adjustable rate:
        Rate adjustment
          1 month through 1 year    20,343      17,726
          1 year through 3 years     7,577       7,670
          3 years through 5 years   19,931       9,658
          5 years through 10 years     499         166
                                   -------     -------
                                    48,350      35,220
                                   -------     -------
          Total loans              $79,229     $60,512
      ================================================

The adjustable rate loans have interest rate adjustment limitations and are indexed to the one to five year U.S. Treasury rate, the Wall Street Journal Prime Rate, or Federal Home Loan Bank advance rates.

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[LOGO] Valley Bank
==================

Notes to Financial Statements


3.    Loans- (Continued)

Transactions in the allowance for possible loan losses for the years ended December 31, were as follows:

      -------------------------------------------------------
                                          2004         2003
      -------------------------------------------------------
                                            (in thousands)
      Balance at beginning of period     $   988      $   734
      Provision for loan losses              353          278
      Charge offs                            (49)         (25)
      Recoveries                               3            1
                                         -------      -------

           Balance at end of period      $ 1,295      $   988
      =======================================================

At December 31, 2004, the Bank had no loans on nonaccrual status or any loans considered impaired. At December 31, 2003 the Bank had a loan with a balance of $194,285 on nonaccrual status. The loan was considered impaired and had a specific reserve of $25,000.

4.    Premises and Equipment

Premises and equipment at December 31, are summarized as follows:

      -------------------------------------------------------
                                             2004       2003
      -------------------------------------------------------
                                              (in thousands)
      Office building                       $  624     $   --
      Leasehold improvements                   751        741
      Furniture, fixtures and equipment        687        559
                                            ------     ------
                                             2,062      1,300
      Accumulated depreciation                 538        320
                                            ------     ------

      Premises and equipment, net           $1,524     $  980
      =======================================================

Depreciation expense amounted to $218,118, $178,185, and $71,089 during the years ended December 31, 2004, 2003 and 2002, respectively.

In 2004, the Bank purchased a building on Farmington Avenue, in Bristol, that it plans on opening as a full service office in the last quarter of 2005. The building is currently leased and rental income for the year ended December 31, 2004 was $21,600.

The Bank is obligated under a 15 year lease agreement on the building it currently occupies in Bristol and a 10 year lease agreement on its office in Terryville.

Total rent expense for the years ended December 31, 2004, 2003 and 2002 was $169,446, $170,780 and $272,927, respectively.

                                                              [LOGO] Valley Bank
                                                              ==================

                                                   Notes to Financial Statements


The following is a schedule of future annual minimum rental payments required under leases, as of December 31, 2004:

      -------------------------------------------------------
                                        (in thousands)

                2005                            $   194
                2006                                192
                2007                                202
                2008                                207
                2009                                211
             Thereafter                           1,034
                                                -------
                               Total            $ 2,040
      =======================================================

5.    Deposits

The rates at which the Bank paid interest on deposit accounts and the balances at December 31, were as follows:


--------------------------------------------------------------------------------
                                             2004                   2003
--------------------------------------------------------------------------------
                                                 (dollars in thousands)
                                               Weighted                Weighted
                                                Average                 Average
                                        Amount   Rate        Amount      Rate
--------------------------------------------------------------------------------
Non-interest checking                 $ 12,300      --%     $ 11,364       --%
Regular savings                         23,782    0.81        21,076     0.75
Money market savings                    21,326    1.40        13,404     1.35
NOW accounts                             3,431    0.34         2,927     0.50
                                      --------              --------
                                        60,839    0.83        48,771     0.73
                                      --------              --------

Certificate accounts maturing in:
Under 12 months                         35,117    2.53        20,375     1.95
12 to 24 months                          5,629    2.90         7,046     2.51
24 to 36 months                          3,171    3.48         2,311     3.28
36 to 48 months                          2,990    3.88         2,762     3.62
                                      --------              --------
                                        46,907    2.73        32,494     2.31
                                      --------              --------

Total deposits                        $107,746    1.65%     $ 81,265     1.36%
================================================================================

Certificates with balances of $100,000 or more were $11,313,374 and $7,397,825 at December 31, 2004 and 2003, respectively.

[LOGO] Valley Bank
==================

Notes to Financial Statements


6.    Borrowed Funds

Federal Home Loan Bank of Boston advances with maturity dates and weighted average cost of funds were as follows at December 31:


Federal Home Loan Bank of Boston advances with maturity dates and weighted average cost of funds were as follows at December 31:

----------------------------------------------------------------------------
                                      2004                     2003
                           ------------------------   ----------------------

                             Weighted       Amount      Weighted     Amount
                           Average Rate       Due     Average Rate    Due
----------------------------------------------------------------------------
                                           (dollars in thousands)
Year of Maturity:
      2004                        --%      $     --%      1.45%     $  6,625
      2005                      2.56          9,400       2.41         2,275
      2006                      3.13          1,250       3.13         1,250
      2007                      3.81            460       3.83           539
      2008                      2.95            929       2.95           982
      2012                      4.72            640       4.72           709
                                           --------                 --------
Total borrowed funds            2.80%      $ 12,679       2.21%     $ 12,380
============================================================================

All advances are at fixed rates of interest. The advances are secured by investment securities held in safekeeping at the Federal Home Loan Bank of Boston.

7.    Income Taxes

The components of income tax expense for the years ended December 31, were as follows:

      --------------------------------------------------
                              2004       2003       2002
      --------------------------------------------------
                                    (in thousands)
      Current:
        Federal              $ 385      $ 177      $  --
        State                   92         27         --
                             -----      -----      -----
          Total current        477        204         --
                             -----      -----      -----
      Deferred:
        Federal                (99)       (52)        64
        State                  (11)        (5)         1
                             -----      -----      -----
          Total deferred      (110)       (57)        65
                             -----      -----      -----


          Income tax expense $ 367      $ 147      $  65
      ==================================================

                                                              [LOGO] Valley Bank
                                                              ==================

                                                   Notes to Financial Statements


A reconcilement of the statutory federal income tax rate applied to income before taxes with the income tax provision was as follows:

      --------------------------------------------------------------------
                                                 2004       2003      2002
      --------------------------------------------------------------------
                                                      (in thousands)
      Tax on income at statutory rates          $ 319      $ 132     $  65
      Increase (decrease) resulting from:
        State tax, net of federal tax benefit      53         15         1
        Other items, net                           (5)        --        (1)
                                                -----      -----     -----

          Income tax expense                    $ 367      $ 147     $  65
      ====================================================================


The components of deferred taxes included in the balance sheet are as follows at December 31:

      ---------------------------------------------------------------
                                                     2004        2003
      ---------------------------------------------------------------
                                                       (in thousands)
      Deferred tax receivable:
        Reserve for loan losses                      $ 496      $ 377
        Deferred income for books previously taxed      80         61
        Available-for-sale securities                   97         39
        State tax credit carryforward                   --          8
                                                     -----      -----
                                                       673        485
                                                     -----      -----
      Deferred tax payable:
        Depreciation                                   (41)       (21)
                                                     -----      -----
                                                       (41)       (21)
                                                     -----      -----

          Net deferred tax receivable                $ 632      $ 464
      ===============================================================

SFAS No. 109 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not, that some or all of the deferred tax assets will not be realized. As of December 31, 2004, the Bank believes that all deferred tax assets will be realized in the future and no valuation allowance is necessary.

[LOGO] Valley Bank
==================

Notes to Financial Statements

8.    Regulatory Matters

Regulatory Capital
------------------

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of 4.00% for Tier 1 leverage, 4.00% for Tier 1 risk-based capital and 8.00% for total risk-based capital. As of December 31 2004, the Bank meets all capital requirements to which it is subject.

At December 31, 2004, the Bank's capital ratios were considered well capitalized for regulatory purposes. To be categorized as well capitalized, the Bank must maintain a Tier 1 leverage ratio of 5.00%, a Tier 1 risk-based capital ratio of at least 6.00%; and a total risk-based capital ratio of at least 10.00%. There have been no subsequent conditions or events which management believes have changed the Bank's status.

The following is a summary of the Bank's actual capital:

-------------------------------------------------------------------------
                                      2004                    2003
                              --------------------   --------------------
(dollars in thousands)         Amount        Ratio    Amount        Ratio
-------------------------------------------------------------------------

Tier 1 leverage               $ 9,318         7.24%  $ 8,707         8.83%

Tier 1 risk-based capital       9,318        10.50     8,707        13.26

Total risk-based capital       10,429        11.75     9,530        14.51
=========================================================================

The Bank's capital under generally accepted accounting principles (GAAP) is in agreement with the capital reported to its regulators.

9.    Employee Benefits

The Bank has a 401K plan covering each employee who meets the minimum age and length of service requirements. Employees may defer gross compensation up to certain limits defined in the Internal Revenue Code. The Bank matched 5% of the amount of an employees' contribution from July 1, 2002 to December 31, 2003 and 10% in 2004. Effective January 1, 2005, the Bank increased its match to 25% of the amount of an employees' contribution. In addition, in recent years the Bank has made additional discretionary contributions at year-end on a pro-rata basis to all participating employees. In December 2004, 2003 and 2002, the Bank made discretionary contributions of $10,000, $8,800 and $5,000, respectively. In total, the Bank contributed $21,615, $13,284 and $6,528 during the years ended December 31, 2004, 2003 and 2002, respectively.

                                                              [LOGO] Valley Bank
                                                              ==================

                                                   Notes to Financial Statements

10.   Comprehensive Income

For the year ended December 31, comprehensive income was comprised of:

--------------------------------------------------------------------------------------------------
                                                                        2004       2003       2002
--------------------------------------------------------------------------------------------------
                                                                              (in thousands)
Net income                                                             $ 572      $ 241      $ 127
                                                                       -----      -----      -----
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available-for-sale      (149)      (204)        74
Reclassification adjustment for gain recognized in net income             (6)       (42)       (12)
                                                                       -----      -----      -----

Other comprehensive income (loss) before tax expense                    (155)      (246)        62
Income tax expense related to items of other
    comprehensive income (loss)                                           58         95        (24)
                                                                       -----      -----      -----
Other comprehensive income (loss) net of tax                             (97)      (151)        38
                                                                       -----      -----      -----

    Total comprehensive income                                         $ 475      $  90      $ 165
==================================================================================================

11.   Financial Instruments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition.

The contractual  amounts of outstanding  commitments were as follows at December
31:


      -----------------------------------------------------
                                          2004        2003
      -----------------------------------------------------
                                           (in thousands)
      Commitments to extend credit:
        Loan commitments                $ 2,987     $ 2,128
        Unadvanced lines of credit       16,572      12,275
        Standby letters of credit           504         427
                                        -------     -------

          Outstanding commitments       $20,063     $14,830
      =====================================================

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

[LOGO] Valley Bank
==================

Notes to Financial Statements

11.   Financial Instruments - (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In extending commitments, the Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in a loan commitment.

Management does not anticipate any material losses as a result of these commitments.

The estimated fair value of the Bank's financial instruments at December 31, were as follows:

--------------------------------------------------------------------------------
                                         2004                      2003
                                ---------------------     ----------------------
                                Carrying       Fair        Carrying      Fair
                                 Amount        Value        Amount       Value
--------------------------------------------------------------------------------
                                      (in thousands)
Financial assets
Cash and cash equivalents       $ 10,033     $ 10,033     $  7,074     $  7,074
Investment securities             39,548       39,548       34,237       34,237
Loans receivable                  77,729       76,785       59,368       59,806
Accrued income receivable            560          560          401          401

Financial liabilities
Deposits                         107,746      103,481       81,265       78,600
Borrowed funds                    12,679       12,510       12,380       12,351
Mortgagors' escrow accounts          150          150          140          140
================================================================================

Commitments to extend credit and standby letters of credit have short maturities and therefore have no significant fair values.

                                                              [LOGO] Valley Bank
                                                              ==================

                                                   Notes to Financial Statements


12.   Employee and Director Benefit Plan

During 2000, the Shareholders and the Board of Directors approved a plan entitled "Valley Bank 1999 Stock Option and Stock Compensation Plan, as amended."

The Bank accounts for stock options issued in accordance with APB Opinion No. 25, under which no compensation cost has been recognized. A table illustrating the effect of the plan had compensation cost been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", is included in Note 1.

The fair value of each option grant is estimated on the date of grant using the minimum value method. This method calculates a fair value per share that is equal to the difference between the present value of the exercise price and the current price of the stock reduced to exclude the present value of any expected dividends during the option's life. The following assumptions were used for option grants in 2004 and 2003: a risk free interest rate of 4.24% and 3.92%, respectively, an expected life equal to the grant life and an expected dividend yield of 0%. For options granted in 2004 and 2003, the weighted average fair values per share were approximately $7.59 and $7.49, respectively.

The plan initially reserved 128,250 shares of common stock to be used for eligible Bank employees and directors in the form of stock options or stock awards. The Plan was subsequently amended in 2003 and 2004, at which time additional shares totaling 27,931 and 106,909, respectively, were added.

Options are exercisable for a ten-year period from the effective date of the actual grant. However, the options may not be exercised before they vest.

The plan terminates on November 19, 2009.

Information regarding the Bank's stock option plan as of December 31, is summarized below:

---------------------------------------------------------------------------------------------------------
                                              2004                   2003                    2002
                                      --------------------   ---------------------    -------------------
                                                  Weighted                Weighted               Weighted
                                                  Average                  Average                Average
                                        Number    Exercise    Number      Exercise    Number     Exercise
                                      of shares    Price     of shares     Price      of shares    Price
                                      ---------   --------   ---------    --------    ---------  --------
Outstanding at beginning of year        107,272    $ 8.96      64,372      $ 8.26      66,792     $ 8.26
   Granted                                5,500     10.45      42,900       10.00          --         --
   Exercised                                           --          --          --          --         --
   Forfeited                                           --          --          --      (2,420)    $ 8.26
                                       -------     ------     -------      ------     -------     ------

     Outstanding at end of year        112,772     $ 9.03     107,272      $ 8.96      64,372     $ 8.26
========================================================================================================
Options exercisable at end of year     112,772     $ 9.03     102,231      $ 8.99      54,288     $ 8.26
========================================================================================================

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[LOGO] Valley Bank
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Notes to Financial Statements

13.   Stock Split

On October 25, 2004, the Bank's Board of Directors declared a 1 for 10 stock split effective January 31, 2005 for shareholders of record on November 15, 2004. All stock shares and per share amounts have been restated to give effect to the stock splits.

14.   Plan of Reorganization and Formation of Holding Company

On December 20, 2004 the Board of Directors approved a Plan of Reorganization to form a holding company called First Valley Bancorp. The holding company would acquire all of the shares of Valley Bank in a share-for-share exchange whereby the shareholders of Valley Bank would then own the same equal and proportionate shares of the new holding company as they previously held in Valley Bank. The plan is subject to regulatory and shareholder approval.


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